Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and the incorporation by reference of our reports dated March 1, 2017 with respect to the financial statements of FS Global Credit Opportunities Fund included in FS Global Credit Opportunities Fund’s Annual Report (Form N-CSR) for the year ended December 31, 2016 and financial statements of FS Global Credit Opportunities Fund-ADV included in FS Global Credit Opportunities Fund-ADV’s Annual Report (Form N-CSR) for the period ended December 31, 2016 in Post-Effective Amendment No. 6 to the Registration Statement on Form N-2 (File No. 333-209621) of FS Global Credit Opportunities Fund-ADV.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 11, 2017